Exhibit 20
                                   ----------

                     Press Release Dated September 9, 1998


                                                         FOR IMMEDIATE RELEASE

                        P&G PURSUES GREATEST GROWTH EVER
              NEW GLOBAL ORGANIZATION DESIGN TO DRIVE BIGGER IDEAS
                             TO WORLD MARKETS FASTER

                                      * * *

      NAMES JAGER CHIEF EXECUTIVE, PEPPER CHAIRMAN, EFFECTIVE JAN. 1, 1999


     CINCINNATI: Sept. 9, 1998: Procter & Gamble today announced far-reaching changes to its organization structure, work processes, culture and reward structure, to accelerate the company's growth by driving bigger, more stretching goals and plans, more breakthrough innovations and greater speed throughout its operation.

     "We intend to accelerate sales and profit growth and returns to our shareholders by increasing our capability to create and build large, profitable, leadership brands globally, through greater stretch, innovation and speed," said P&G Chairman and Chief Executive John Pepper. "We have been headed in the direction of operating as a global company for many years, and the changes we're making will now enable us to fulfill this goal."

PLAN GLOBALLY, WIN LOCALLY

     There are five key elements of the initiative, called Organization 2005:

(bullet) Global Business Units (GBU) - P&G will move from four business units based on geographic regions to seven Global Business Units based on product lines. This change will drive greater innovation and speed by centering strategy and profit responsibility globally on brands, rather than on geographies.

(bullet) Market Development Organizations (MDO) - P&G will establish eight
         Market Development Organization regions. MDOs will maximize the business potential of P&G's entire portfolio in each local market by developing innovative local market strategies, new strategic alliances and distribution channels, superior retail customer relationships and external relations programs.

     "There is a BIG difference between selling products in 140 countries around the world and truly planning and managing lines of business on a global basis," Pepper said. "We believe this difference can be measured, over time, in billions of dollars in sales - for P&G and its retail customers - and we're organizing ourselves to take better advantage of this opportunity.

     "The key to operating globally is to be global and local at the same time. By marrying the strategies, innovation and brands of Global Business Units with the superior marketplace understanding and capability of the Market Development Organizations, we accomplish this," continued Pepper. "We will be able to deliver bigger innovations to consumers faster, better serve our global and local customers, and build stronger market partnerships."

(bullet) Global Business Services (GBS) - P&G will establish a single, global organization whose mission is to provide essential business services, such as accounting, employee benefits and payroll, order management, and information and technology services to the rest of the company. GBS will enable P&G to achieve significant economies of scale, while improving overall quality and speed of these services.

(bullet) Corporate Functions - Many individuals currently in corporate staff roles will now do similar work, but will be realigned into GBUs, MDOs, or GBS. The remaining corporate staff will focus on developing new, cutting-edge functional knowledge and on transferring this rapidly around the world. The Corporate Functions also will continue to provide corporate services, such as financial reporting and shareholder communications.

(bullet) Changing culture - P&G will overhaul reward systems, training programs and other aspects of the corporate culture to create an environment that produces bolder, more stretching goals and plans, bigger innovations, and greater speed.

     "Taken together, these changes position us for the most productive period of growth in our 161-year history," Pepper said.

     A list of the new organization units and the officers who will lead them is attached.

JAGER NAMED CEO, EFFECTIVE JANUARY 1

     P&G also announced today that the Company's Board of Directors has elected Durk I. Jager, currently president and chief operating officer, to become president and chief executive on January 1. Pepper will continue as chairman from January until Sept. 1, 1999, to see the organization through the transition to the new design. At that point, Jager will also assume the chairmanship. Pepper will retire from the Company and, consistent with Company tradition, will become chairman of the executive committee of the Board, succeeding Edwin L. Artzt, who will retire from the Board.

     "Durk Jager personifies the essential qualities that will be critical to realizing the goals and vision we are pursuing," Pepper said. "He is an outstanding strategic thinker and a passionate advocate for greater innovation and speed. He has led truly fundamental strategic changes, such as Efficient Consumer Response and simplification and standardization, that have had an impact not only on P&G, but also have reshaped markets and changed the rules of the game.

     "I recommended to the Board of Directors that Durk assume this role in January 1999 because of my belief that this major organization change should be led from the beginning by the team who will be leading it in the years ahead. Durk is the right person to lead the company at this time," Pepper said.

     "I am very committed to the changes we are announcing today and honored by the opportunity to help lead them," said Jager. "I believe they will enable P&G to reach higher, get more out of our innovative capacity, and profit from greater speed.

     "It is also an honor to succeed John Pepper," continued Jager. "This Company would not be nearly as strong or as global without John Pepper's leadership and extraordinary commitment to P&G people. Under his leadership, P&G's earnings per share has grown an average of 14 percent annually, and total shareholder return has averaged 37 percent annually. I find great assurance knowing we will continue to benefit from John's leadership through the transition, and beyond," Jager said.

TRANSITION PLAN

     The GBS leadership will formally assume their responsibilities on October
1. GBU, MDO and Corporate Function leaders will formally assume their new responsibilities on Jan. 1, 1999. In addition, virtually all will maintain their current responsibilities through July 1, 1999, to ensure continuity during the transition. Effective July 1, 1999, the Company will officially begin managing and reporting the business on the new basis.

FINANCIAL IMPACT

     The Company said it anticipates there will be costs associated with this reorganization that go beyond its current program of ongoing restructuring. Design work remains to be completed over the next several months to better determine the scope of these costs and related future profit benefits. The company expects to provide an update late this fiscal year.

GREATER GROWTH AHEAD

     Pepper concluded: "We've often expressed the view that as good as our results have been, they are not as good as the quality and capability of Procter & Gamble people would lead us to expect. I am confident that this change, and the men and women who will lead it, will position Procter & Gamble for the greatest growth in our Company's history."

     Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. They include Tide, Ariel, Crest, Pantene Pro-V, Always, Whisper, Pringles, Pampers, Oil of Olay, Vicks and Didronel. Based in Cincinnati, Ohio, USA, P&G has on the ground operations in over 70 countries and employs more than 110,000 employees worldwide.

                                      * * *

PR Contacts: ON 9/9 ALL MEDIA CALLS TO 513/983-5489
             AFTER 9/9: Simon Denegri -513/983-9332; Wendy Jacques-513/983-3889

Bios and photos available at http://www.pg.com/news


                  PROCTER & GAMBLE ORGANIZATION LEADERS, TITLES

GLOBAL BUSINESS UNITS

Unit                                Leader                    Title

Baby Care (Cincinnati)          Mark Ketchum        President-Global Baby Care
Beauty Care (Cincinnati)        A. G. Lafley        President-Global Beauty
                                                      Care and North America
Fabric & Home Care (Brussels)   Wolfgang Berndt     President-Global Fabric &
                                                      Home Care and Europe
Feminine Protection (Kobe)      R. Kerry Clark      President-Global Feminine
                                                      Protection and Asia
Food & Beverage (Caracas)       Jorge Montoya       President-Global Food &
                                                      Beverage and Latin America
Health Care & Corporate New     Bruce Byrnes        President-Global Health Care
  Ventures (Cincinnati)                               and Corporate New Ventures
Tissues & Towel (Cincinnati)    Gary Martin         President-Global Tissues &
                                                      Towel and Global Product
                                                      Supply Officer


MARKET DEVELOPMENT ORGANIZATION REGIONS

Region                              Leader                    Title

North America (ex. Mexico)      A. G. Lafley        President-Global Beauty Care
                                                      and North America
Central & Eastern Europe        Herbert Schmitz     President-Central & Eastern
                                                      Europe
Middle East/Africa/General      Fuad Kuraytim       President-Middle East,
  Export (MEAGE)                                      Africa & General Export
Western Europe                  Toni Belloni        President-Western Europe
ASEAN/India/Australasia         Martin Nuechtern    President-ASEAN, Australasia
                                                      & India
Japan/Korea                     Robert McDonald     Vice President-Japan/Korea
Greater China                   Dimitri             President-Greater China
                                Panayotopoulos
Latin America                   Jorge Montoya       President-Global Food &
                                                      Beverage and Latin America


GLOBAL BUSINESS SERVICES

Leader                              Title

Michael Power                   Vice President


CORPORATE FUNCTIONS

Function                            Leader                    Title

Corporate Customer Business     Steve David         Global Customer Business
  Development                                         Development Officer
Corporate Finance               Clayt Daley         Chief Financial Officer
Corporate Human Resources       Dick Antoine        Global Human Resources
                                                      Officer
Corporate Information           Todd Garrett        Chief Information Officer
  Technology
Corporate Legal                 Jim Johnson         Chief Legal Officer
Corporate Marketing/Market      Bob Wehling         Global Marketing, Market
  Research/ Government                                Research and Government
  Relations                                           Relations Officer
Corporate Product Supply        Gary Martin         President-Global Tissues &
                                                      Towel and Global Product
                                                      Supply Officer
Corporate Public Affairs        Charlotte Otto      Global Public Affairs
                                                      Officer
Corporate Research &            Gordon Brunner      Chief Technology Officer
  Development